Silver Dragon Corporate Update

Toronto, Canada, January 19, 2011 (PRIME NEWSWIRE) – Silver Dragon Resources Inc. (“Silver Dragon” or “the Company”) (OTCBB: SDRG) provides this update to its shareholders on the status of various initiatives within the company.

China

The Company has been advised by Sanhe Sino-Top Resources & Technologies, Ltd., in which it has a 40% ownership interest, that it has completed its geological report of the 2010 exploration program on both the Dadi and Laopandao polymetallic projects in Northern China. The information in the report will be reviewed by a third party for the purpose of preparing an initial National Instrument (NI) 43-101 report for the Laopandao project and updating the existing Dadi NI 43-101 report at that time.

The Company expects to attend the board meeting of its joint venture partners in March, 2011 in China to approve the budget for the 2011 exploration programs, as well as define a strategy for bringing the Dadi and Laopandao projects into production in 2012.

On January 14, 2011, Silver Dragon filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance, against Chan King Yuet (Fanny Chan). The Writ claims damages for libel, damages, interest and an injunction in connection with emails, messages, and letters published or caused to be published by her. (See press release: December 14, 2010.)

On January 17, 2011, the Company’s counsel advised that the Langfang proceeding will be transferred to the Beijing Second Intermediate Court. This proceeding, as previously disclosed (press release: December 14, 2010), was initiated by two Chinese shareholders seeking to invalidate the Company’s sale in 2008 of 50% of Sanhe Sino-Top Resources & Technologies, Ltd. After consulting with Chinese legal counsel, the Company believed that the Langfang proceeding had been filed in an improper jurisdiction and was, in any event, frivolous and wholly without merit. (The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China.) Our legal counsel is of the opinion that Beijing is the appropriate jurisdiction for these proceedings, and that the Company is likely to prevail.

Mexico

Silver Dragon Mining de Mexico S.A. de C.V. (“SDMM”), a wholly owned subsidiary of Silver Dragon Resources Inc. previously reported (press release: December 21, 2010) that it was pursuing a constitutional rights claim before the Federal Court in the city of Durango, Mexico, premised upon procedural irregularities in certain foreclosure proceedings. On January 14, 2011, SDMM provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation.

In late November 2010, Silver Dragon and SDMM approached certain creditors in order to arrange payment of their outstanding debts. Agreements were reached in most cases; one of SDMM’s creditors did not respond to the request. However, an individual purporting to represent that creditor subsequently emailed the Company in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by SDMM and a related court decision in Mexico. On January 17, 2011 the Company received a copy of the promissory note. It was dated April 24, 2008, was for a principal amount of US$166,623 and carried interest at a rate of 5% per month. It was signed by an individual purporting to represent SDMM, who was acting under a power of attorney at that time. His actions were not authorized by SDMM, and he did not advise SDMM about the promissory note, nor the subsequent court actions. He also accepted court service several times on behalf of SDMM to enforce payment of the note, but similarly did not advise SDMM of this.

Silver Dragon is in the process of investigating this matter and has determined that in April 2010 the creditor had obtained a judgement from a court in Chihuahua, Mexico, in its favour, for payments under the promissory note that the creditor asserts aggregate US$408,226 with interest, as well as a further 10% for its legal fees. Silver Dragon has not been able to obtain an account statement to support the principal amount claimed by the creditor. According to Silver Dragon’s records, and reflected in its consolidated financial statements, the amount due to the creditor is 1,446,163 Mexican Pesos, which is approximately equal to US$120,046 (based upon the Bank of Canada noon exchange rate on January 18, 2011). The Company is reviewing its legal options including possible civil and criminal charges against its former representative, and is endeavouring to settle the matter directly with the creditor.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerros las Minitas project in Mexico, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: general economic conditions and financial markets, changes in market prices of silver and other metals, exploration, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com